EXCELERATE ENERGY LIMITED PARTNERSHIP

AMENDMENT NO. 1 TO

SIXTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT NO. 1 dated as of May 10, 2023 (the “Amendment”), to the SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT dated as of April 14, 2022, as amended from time to time (the “Partnership Agreement”) of EXCELERATE ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), is entered into by and between Excelerate Energy Holdings, LLC, a Delaware limited liability company (“Holdings”), and Excelerate Energy, Inc., a Delaware corporation (the “General Partner”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, the General Partner and Holdings entered into the Partnership Agreement;

WHEREAS, the General Partner and Holdings desire to amend the Partnership Agreement as hereinafter set forth.

NOW, THEREFORE, the Partnership Agreement is amended as follows:

Section 1. Amendments. As of the date set forth above, the Partnership Agreement is hereby amended as follows (language with underline is new and language with strikethrough has been deleted):

(a)
Section 3.02(c) of the Partnership Agreement is amended and restated in its entirety to read as follows:

(c) Timing of Tax Distributions. If reasonably practicable, the Partnership shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.02. Not later than sixty (60) Business Days after the ~~end of~~ date on which the Partnership filed its U.S. federal income tax return for the Fiscal Year, the Partnership shall make a final Tax Distribution in an amount sufficient to fulfill the Partnership’s obligations under Section 3.02(a) with respect to such Fiscal Year

(b)
Section 11.03(a) of the Partnership Agreement is amended and restated in its entirety to read as follows:

(a) Generally. ~~t~~The General Partner has the right, in its sole discretion, to elect the form of Exchange Consideration with respect to any Exchange. On an Exchange Date, provided the Exchangeable Interest Partner has satisfied its obligations under Annex D and not validly retracted such proposed Exchange, the General Partner shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Interest Partner (or its designee), at the address set forth on the applicable Exchange Notice. If the General Partner elects a Cash Settlement, the General Partner shall ~~only be obligated to~~ contribute to the Partnership (or, if the General Partner elects to settle directly pursuant to Section 11.02(b), settle directly for an amount equal to) an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions) from ~~the sale~~ a Liquidity Offering by the General Partner of a number of shares of Class A Common Stock equal to the number of Exchangeable Interests being Exchanged for such Cash Settlement. For the avoidance of doubt, in the event the General Partner elects a Cash Settlement, a Liquidity Offering to fund such Cash Settlement will be initiated after the receipt by the General Partner of a Mandatory Exchange Notice or Elective Exchange Notice, as applicable, and the Cash Settlement will occur promptly after consummation of the Liquidity Offering. Except as otherwise required by Law, the General Partner shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the Exchangeable Interest Partner.

(c)
The definition of “Cash Settlement” in Section 13.01(d) of the Partnership Agreement is amended and restated in its entirety to read as follows:

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would otherwise be delivered to a Partner in an Exchange, multiplied by (y) the price per share, net of underwriting discounts and commissions, at which Class A Common Stock is issued by the General Partner in an underwritten offering or block trade commenced in anticipation of the applicable Exchange (a “Liquidity Offering”)~~; or (z) if no such Liquidity Offering occurs prior to the applicable Exchange, the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock~~. ~~If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the amount specified in clause (y) shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the General Partner that do not have an interest in the Exchangeable Interests and, if the applicable Exchangeable Interests are Class B Interests, shares of Class B Common Stock being Exchanged~~.

Section 2. References. From and after the date of this Amendment, all references to the Partnership Agreement shall be deemed to refer to the Partnership Agreement as amended by this Amendment.

Section 3. General. Except as amended by this Amendment, all other terms and provisions of the Partnership Agreement shall remain in full force and effect, and the Partnership Agreement, as amended, is hereby ratified. Notwithstanding the foregoing, the General Partner is authorized to amend and restate the Partnership Agreement to incorporate this Amendment and any other duly approved amendments at any time.

Section 4. Governing Law. This Amendment, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Amendment, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date set forth above.

EXCELERATE ENERGY, INC.

By:	/s/ Steven Kobos___________________
Name: Steven M. Kobos
Title: President and Chief Executive Officer

EXCELERATE ENERGY HOLDINGS, LLC

By: Kaiser-Francis Management Company, LLC, its manager

By:	/s/ Don Millican___________________
Name: Don P. Millican
Title: President

[Signature Page to Amendment No. 1 to the Sixth Amended and Restated

Limited Partnership Agreement of Excelerate Energy Limited Partnership]